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Exhibit 10.3

LEASE TERMINATION AGREEMENT

        THIS AGREEMENT ("Agreement"), made and entered into as of the 19th day of June, 2002, by and between 200 SOUTH WACKER DRIVE, L.L.C., an Illinois limited liability company ("Landlord") and TENFOLD CORPORATION, a Delaware corporation ("Tenant").

RECITALS:

        A.    By instrument dated as of June 14, 2000, as amended by instrument dated as of June 27, 2001 (the "Lease"), Landlord demised and leased to Tenant certain premises currently comprising approximately 21,897 rentable square feet located on the fifteenth (15th) floor (the "Premises"), in the building known as 200 South Wacker Drive, Chicago, Illinois (the "Building"), for a term currently expiring September 30, 2007 (the "Term").

        B.    Landlord and Tenant desire to cancel and terminate the Lease upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

        1.    Provided Tenant shall have performed its obligations contained herein in a timely manner, and subject, however, to the provisions of Paragraph 3 of this Agreement, the Lease shall be and the same hereby is terminated and cancelled effective as of 12:00 a.m. on April 1, 2002 (the "Early Termination Date").

        2.    As consideration for the agreement of Landlord to accelerate the expiration of the Term of the Lease, and to provide certain reimbursement to Landlord for any loss of rentals from the Premises as a result of Landlord's entering into this Agreement, Tenant shall pay to Landlord an early termination fee ("Early Termination Fee") in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00), which early termination fee shall be paid to Landlord as follows:

          a.    The sum of $52,575.00 shall be paid to Landlord within one (1) business day following full execution and delivery of this Agreement by Landlord and Tenant, which sum shall be paid by wire transfer of immediately available federal funds to a bank account hereafter designated by Landlord.

          b.    The sum of $547,425.00 shall be paid to Landlord by way of Landlord drawing in full on the Letter of Credit currently held by Landlord pursuant to Section 25 of the Lease, (said Letter of Credit being in the original face amount of $547,425.00 and issued by Zions First National Bank), which draw may be made by Landlord immediately following full execution and delivery of this Agreement by Landlord and Tenant, and is hereby expressly authorized by Tenant. Landlord acknowledges that its draw on the Letter of Credit will be for the sole purpose of funding the Early Termination Fee and will not be caused by or as a result of any breach or violation of the Lease by Tenant.

        3.    On or before the Early Termination Date, Tenant shall vacate, quit and surrender to Landlord the Premises, broom clean, in good order and condition, and deliver to Landlord all keys to the Premises; excepting, however, that subsequent to the Early Termination Date, Landlord shall permit all furniture, fixtures and items of personal property currently existing in the Premises to remain in the Premises until the date which is fifteen (15) business days after Landlord provides written notice to Tenant to remove such furniture, fixtures and items of personal property from the Premises. Within fifteen (15) business days of such written notice, Tenant, at Tenant's sole cost and expense, shall remove all furniture, fixtures and other personal property from the Premises and shall leave the Premises broom clean, and in good order and condition. Landlord will cooperate with Tenant's reasonable requests to facilitate Tenant's removal of Tenant's furniture, fixtures and other personal property from the Premises, provided Landlord shall incur no additional cost or expense in connection therewith. In the event Tenant shall fail or refuse to remove its furniture, fixtures and personal property within such fifteen (15) business day period, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant's expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person. Except as otherwise provided in this Paragraph 3, Landlord agrees to accept the Premises in its "as is" condition as of the date of this Agreement.

        4.    In the event Tenant fails to deliver up possession of the Premises as provided in Paragraph 3 above, Landlord shall have the right to use any necessary action to secure possession of the Premises from Tenant and Tenant shall be responsible and liable for any and all damages, consequential or otherwise, suffered by Landlord and for all sums remaining due under the Lease as a result of Tenant's failure to so deliver possession.

        5.    Subject to payment in full by Tenant to Landlord of the Early Termination Fee and except as otherwise provided for herein, Landlord and Tenant agree that effective on the Early Termination Date the Lease, except as provided in Paragraphs 1 and 3 above, shall be null and void and of no further force and effect, and all duties, obligations, rights and benefits of Landlord and Tenant thereunder, including, without limitation, Tenant's obligation to pay rent, will terminate.

        6.    In consideration of the Early Termination Fee and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and so long as Landlord has received the full amount of the Early Termination Fee, Landlord hereby fully releases, discharges and covenants not to sue Tenant, its parents, subsidiaries and affiliates or any of its or their directors, officers, employees, agents, attorneys or contractors (the "Tenant Parties"), from and with respect to any and all claims, liabilities, actions and suits of every nature, whether in law, at equity or otherwise arising from or relating to the Lease and/or any act, omission or event occurring in connection therewith or with Tenant's use, occupancy and operation of the Premises, except for any claims by third parties occurring prior to the date of surrender of the Premises to Landlord for injury or property damage relating to the Premises which Tenant is obligated to indemnify Landlord pursuant to the Lease.

        In consideration of the release hereinabove set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tenant Parties hereby fully release, discharge and covenant not to sue Landlord, its members, parents, subsidiaries and affiliates or any of its or their directors, officers, employees, agents, attorneys or contractors (the "Landlord Parties"), from and with respect to any and all claims, liabilities, actions and suits of every nature, whether in law, at equity or otherwise arising from or relating to the Lease and/or any act, omission or event occurring in connection therewith.

        Landlord and Tenant agree that their respective releases provided in this Paragraph 6 shall not include any claims or disputes arising under this Agreement.

        7.    Each party hereto hereby warrants and covenants that it is now the owner of all claims, demands, actions and causes of action, hereinbefore released, and that it has not assigned, hypothecated, or otherwise alienated the same, or any part thereof, or any interest therein; and each of the parties hereto promises and agrees to indemnify and hold harmless the other with respect to all matters herein released or warranted.

        8.    Notwithstanding anything herein to the contrary, in the event Tenant shall hereafter file a voluntary bankruptcy petition or there shall be filed against Tenant an involuntary bankruptcy petition, and the bankrupt estate shall successfully reclaim from Landlord all or any portion of the Early Termination Fee as a preference, then Landlord shall have the option to declare this Agreement null and void (and, in connection therewith, return to the bankrupt estate the entire Early Termination Fee as ordered by the bankruptcy court) and to reinstate the Lease in full, by delivering written notice of such election to Tenant.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date first above written.

LANDLORD:
200 SOUTH WACKER DRIVE, L.L.C.
By:	The Equitable Life Assurance Society of the United States, a New York corporation, solely on behalf and for the benefit of its Separate Account 8, known as the "Prime Property Fund"
By:
	Name:	Jeffrey Perpich
	Its:	Investment Officer
TENANT:
TENFOLD CORPORATION, a Delaware corporation
By:
Name:
Title:

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  Exhibit 10.3